EXHIBIT 99.1

COPsync Announces Additions to Board of Directors

DALLAS, TEXAS, June 27, 2011 (BUSINESS WIRE) – COPsync, Inc. (OTCQB: COYN), which operates the largest law enforcement real-time, in-car information sharing, communication and data interoperability network in the U.S., announced that its board of directors has appointed two new members, effective June 21, 2011.  The appointments bring the total number of board members to five.

The new directors are Joseph R. Alosa, chief executive officer of the Profile Group and Pasty’s, based in Concord, New Hampshire, and Ronald A. Woessner, the company’s chief executive officer.

“The addition of these new directors is a further step in the company’s maturation as an emerging, publicly-held, business enterprise,” said Russell D. Chaney, chairman of the board of directors, COPsync. “COPsync’s success in recruiting a business leader of Joe Alosa’s caliber speaks highly of our technology. He brings years of business experience and working with law enforcement agencies in the Northeast, and he will provide our company with new insight and perspective relating to expanding the COPsync interoperability network in that region.  He and Ron Woessner, our chief executive officer, diversify the experience that our directors bring to the company, and their experience and voices will be tremendously valuable as the company’s interoperability network continues to expand in Texas and elsewhere throughout the United States.”

Mr. Alosa commented, “COPsync is bringing the missing link to law enforcement and revolutionizing the police profession.  The COPsync real-time information sharing and data interoperability network will increasingly assist in interdicting criminal activity and terrorism as the network expands.  As a board member, I hope to use my years of business experience in the Northeast to expand the COPsync network in this region and encourage the law enforcement community to embrace this advanced technology.”

Mr. Alosa currently operates 13 successful transportation industry companies throughout New England.  He serves on numerous community and professional boards in New Hampshire and was a representative member of the New England Advisory Board for the Federal Reserve Bank of Boston.  Mr. Alosa is an honors graduate of the Stanford Graduate School’s Executive Management Program.

About COPsync, Inc.

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement real-time, in-car information sharing, communication and data interoperability network in the U.S. The COPsync network enables officers to report and share critical data in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases.  The network’s technology offering also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports.  It also saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as child abductions, bank robberies and police pursuits. For more information, visit www.copsync.com.

Contact:

COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com